Exhibit 99.2


(1) On May 2, 2008, affiliates of the reporting persons, Citadel Kensington Global Strategies Fund Ltd. ("CKGSF") and Citadel Wellington LLC ("CW"), settled under the terms of a total return swap agreement (the "Swap Agreement"), made effective as of March 14, 2008, with respect to a basket of securities (the "Basket") of ION Media Networks, Inc. (the "Issuer"). The Basket comprises the aggregate value of the following securities of the Issuer held by CIG Media LLC ("CIG Media") as of March 10, 2008: (i) $71,579,028 aggregate liquidation preference of Series A Convertible Subordinated Debt (convertible into 79,532,253 shares of Class D Common Stock); (ii) $123,060,051 aggregate liquidation preference of Series B Convertible Subordinated Debt (convertible into 164,080,068 shares of Class A Common Stock); (iii) $4,824,402 aggregate liquidation preference of Series B Convertible Preferred Stock (convertible into 5,360,447 shares of Class D Common Stock); (iv) $87,524,638 aggregate liquidation preference of Series C Convertible Preferred Stock (convertible into 116,699,517 shares of Class A Common Stock); (v) $200,000,000 aggregate liquidation preference of Series E-2 Convertible Preferred Stock (convertible into 224,719,101 shares of Class A Common Stock); (vi) 60,220,578 shares of Class A Common Stock; (vii) 8,311,639 shares of Class B Common Stock and (viii) warrants to purchase 100,000,000 shares of Class A Common Stock, net of the aggregate value of the 15,455,062 shares of Class A Common Stock and 8,311,639 shares of Class B Common Stock under an option granted by CIG Media LLC to NBC Palm Beach Investment I, Inc.

(2) Pursuant to the Swap Agreement, with respect to each calculation period as specified in the Swap Agreement, (i) if 100% of the total return related to the Basket in respect of each applicable calculation period (assuming for these purposes the Basket was beneficially owned by CIG Media) (the "Basket Return Amount") results in a gain to CW, CW will pay CKGSF, on the date specified in the Swap Agreement, an amount, with respect to each applicable calculation period, equal to 58.959% of the Basket Return Amount (the "Total Return Amount") and, (ii) if the Basket Return Amount results in a loss to CW, CKGSF will pay CW, on the date specified in the Swap Agreement, an amount, with respect to each applicable calculation period, equal to the absolute value of the Total Return Amount. The Swap Agreement terminates on March 14, 2010, unless terminated earlier on a date agreed upon by CKGSF and CW. In addition, under the Swap Agreement, CKGSF has agreed to pay CW, on the date specified in the Swap Agreement, interest on a notional amount, with respect to each applicable calculation period, equal to 58.959% of the value of the Basket (assuming for these purposes the Basket was beneficially owned by CIG Media) as of the first day of each applicable calculation period as determined by Citadel Limited Partnership, the calculation agent under the Swap Agreement, upon the terms set forth in the Swap Agreement.

(3) The reporting persons to whom the information set forth on this Form 4 relates are Citadel Limited Partnership, Kenneth Griffin, Citadel Investment Group, L.L.C. ("CIG") and CIG Media. Kenneth Griffin is the president and chief executive officer of CIG and owns a controlling interest in CIG. CIG is an affiliate of CIG Media, CKGSF and CW. However, each of the reporting persons disclaims beneficial ownership of the securities of the Issuer reported herein except to the extent of his or its pecuniary interest therein.